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                    AMENDMENT NO. 29 TO MANAGEMENT AGREEMENT
                    ----------------------------------------

     This Amendment No. 29 to the Management Agreement dated December 8, 2000 as amended on February 12, 2001, October 1, 2001, May 1, 2002, January 1, 2003, May 1, 2003, December 1, 2003, January 1, 2004, April 30, 2004, January 1, 2005,
April 30, 2005, July 1, 2005, September 30, 2005, November 1, 2005, December 1, 2005, December 19, 2005, January 1, 2006, May 1, 2006, October 1, 2006, November
1, 2006, January 1, 2007, April 30, 2007, October 31, 2007, November 1, 2007 and
February 1, 2008 (the "Agreement"), by and between Met Investors Series Trust and Met Investors Advisory Corp. (now known as Met Investors Advisory, LLC) (the "Manager"), is entered into effective the 28th day of April, 2008.

     WHEREAS the Agreement provides for the Manager to provide certain services to the Trust for which the Manager is to receive agreed upon fees; and

     WHEREAS the Manager and the Trust desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to revise the compensation payable with regard to the following Portfolio:

                Portfolio                 Percentage of average daily net assets
----------------------------------------  --------------------------------------
American Funds Bond Portfolio (formerly   0.55%
Met/American Bond Portfolio)

2. Schedule A of the Agreement hereby is amended to add the following additional
Portfolios:

                Portfolio                 Percentage of average daily net assets
----------------------------------------  --------------------------------------
American Funds Global Small               0.90%
Capitalization Portfolio

Met/Franklin Income Portfolio             0.80% of first $200 million of such
                                          assets plus 0.675% of such assets over
                                          $200 million up to $500 million plus
                                          0.65% of such assets over $500 million

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                Portfolio                 Percentage of average daily net assets
----------------------------------------  --------------------------------------
Met/Templeton Growth Portfolio            0.70% of first $100 million of such
                                          assets plus 0.68% of such assets over
                                          $100 million up to $250 million plus
                                          0.67% of such assets over $250 million
                                          up to $500 million plus 0.66% of such
                                          assets over $500 million up to $750
                                          million plus 0.65% of such assets over
                                          $750 million

Met/Franklin Mutual Shares Portfolio      0.80% of such assets

2. To the extent that each of American Funds Bond Portfolio and American Funds Global Small Capitalization Portfolio invests all of its investable assets (i.e., securities and cash) in another registered investment company, the Trust will not pay the Manager any fee pursuant to Section 3 of the Agreement.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 28th day of April, 2008.

MET INVESTORS SERIES TRUST              MET INVESTORS ADVISORY, LLC


By: /s/ Jeffrey A. Tupper               By: /s/ Richard C. Pearson
    ----------------------------------      ------------------------------------
    Name: Jeffrey A. Tupper                 Name: Richard C. Pearson
    Title: Treasurer                        Title: Senior Vice President

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